Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2026, relating to the financial statements of Faeth Therapeutics, Inc., appearing in the Current Report on Form 8-K of Sensei Biotherapeutics, Inc. filed on April 15, 2026.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

May 15, 2026